EXHIBIT 99

FOR IMMEDIATE RELEASE

Julie MacMedan

THQ/Investor Relations

818/871-5095

Liz Pieri

THQ/Media Relations

818/871-5061

THQ RAISES REVENUE AND NET INCOME GUIDANCE FOR Fiscal 2004

FOURTH Quarter and Full Year

— Rainbow Studios’ MX Unleashed Drives Higher than Expected Results —

CALABASAS HILLS, Calif. - March 26, 2004 - THQ Inc. (NASDAQ: THQI) today announced that based on better-than-expected consumer response to MX Unleashed and the continued strength of its holiday and other catalog products, the company is raising its revenue and earnings per diluted share guidance for the fourth quarter and fiscal year ending March 31, 2004.

For the fiscal fourth quarter, THQ expects revenue of approximately $110 million and net income of approximately $0.12 per diluted share.

For the fiscal year ending March 31, 2004, THQ expects revenue of approximately $628 million and earnings of approximately $0.89 per diluted share, which includes a $0.06 benefit per diluted share from an insurance settlement reported in the second fiscal quarter of 2004.

“Key fourth quarter release MX Unleashed continues to exceed our expectations on both PlayStation 2® and Xbox,” said Brian Farrell, president and CEO, THQ.  “The game’s ongoing success underscores THQ’s commitment to delivering top quality gaming experiences and further strengthens Rainbow’s reputation as one of the best development studios worldwide.”

THQ (NASDAQ: THQI) is a leading independent publisher of interactive entertainment software worldwide.  The company develops its products for all popular game systems including the PlayStation® 2 computer entertainment system from Sony Computer Entertainment, the Xbox™ videogame system from Microsoft, Nintendo® GameCube™ and Game Boy® Advance, personal computers as well as wireless devices.   The THQ Web site is located at www.thq.com.  The THQ Wireless site is located at www.thqwireless.com. THQ and Rainbow Studios are trademarks and/or registered trademarks of THQ Inc.

This press release contains statements that are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, the company’s expectations for revenue and earnings per share for the fourth quarter and fiscal year ending March 31, 2004.  These statements are based on current expectations, estimates and projections about THQ’s business based, in part, on assumptions made by its management.  These statements are not guarantees of THQ’s future performance and involve risks, uncertainties and assumptions that are difficult to predict.  Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements due to numerous factors, including, but not limited to, those described above and the following: changes in demand for THQ’s products, including the original content and licensed content games referenced herein, product mix, the timing of product development, customer orders and deliveries and the impact of competitive products.  In addition, such statements could be affected by growth rates and market conditions relating to the interactive software industry and general domestic and international economic conditions.  Specific information concerning these and other such factors is contained in the company’s transition report on Form 10-KT for the period ended March 31, 2003.  A copy of this filing may be obtained by contacting THQ or the SEC.  The forward-looking statements contained herein speak only as of the date on which they are made, and THQ does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this release.

# # #